                        EXECUTION DRAFT November 26, 2002

                                                                    Exhibit 4.37



CONFIDENTIAL TREATMENT REQUESTED: THE PORTIONS OF THIS AGREEMENT MARKED BY X'S HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                  LICENSE REFERENCE NO.: L024359

                COPPER/RELATED FEOL TECHNOLOGY LICENSE AGREEMENT

This Copper/Related FEOL Technology License Agreement, dated and effective as of 26 November, 2002 (hereinafter referred to as the "Effective Date") is by and between International Business Machines Corporation ("IBM"), incorporated under the laws of the State of New York, U.S.A. and having an office for the transaction of business at 2070 Route 52, Hopewell Junction, NY 12533, U.S.A., and Chartered Semiconductor Manufacturing Ltd. ("CHARTERED"), incorporated under the laws of Singapore and having an office for the transaction of business at 60 Woodlands Industrial Park D, Street 2, Singapore 738406. IBM and CHARTERED may be individually referred to herein as a "Party", or collectively as the "Parties."

     WHEREAS, IBM has developed certain confidential know-how and skills pertaining to copper back end of line BEOL metallurgies and fluoro-silicate glass interlevel dielectrics, and related front end of line (FEOL) techniques, designated below as "Copper/Related FEOL Technology;" and

     WHEREAS, CHARTERED wishes to obtain a license under such Copper/Related FEOL Technology from IBM for the purposes of enabling CHARTERED's manufacture of semiconductor wafers and related commercial activities utilizing such Copper/Related FEOL Technology; and

     WHEREAS, IBM wishes to disclose and license Copper/Related FEOL Technology to CHARTERED;

     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, as well as for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, IBM and CHARTERED agree as follows.


SECTION 1 - DEFINITIONS

Unless expressly defined and used with an initial capital letter in this License Agreement, words shall have their normally accepted meanings.

The following words shall have their described meanings:

"Bulk CMOS" shall mean CMOS semiconductor manufacturing technology carried out on a wafer that is not an SOI Wafer.

                        EXECUTION DRAFT November 26, 2002


"Bulk CMOS Integrated Circuit" shall mean an Integrated Circuit fabricated utilizing a Bulk CMOS manufacturing process.

"Chartered Jointly Owned Facility," means a corporation, company or other entity where at least forty percent (40%) of whose outstanding shares or securities (such shares or securities representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by CHARTERED; or, if such entity does not have outstanding shares or securities, as may be the case in a partnership, joint venture, unincorporated association, or other entity, at least forty percent (40%) of whose ownership interest representing the right to (i) make the decisions for such partnership, joint venture, unincorporated association, or other entity, or (ii) vote for, designate, or otherwise select members of the highest governing decision-making body, managing body or authority for such partnership, joint venture, unincorporated association or other entity, is, now or hereafter, owned or controlled, directly or indirectly, by CHARTERED. Provided, that such entity shall be considered a Chartered Jointly Owned Facility, and shall be entitled to retain the licenses and other benefits provided by this Agreement to such Chartered Jointly Owned Facility, only so long as such ownership or control exists.

"Chartered's Fab 7 Facility" means CHARTERED's 300mm fabrication facility situated in CHARTERED's Woodlands campus in Singapore.

"Copper/Related FEOL Technology" shall mean certain back end of line semiconductor wafer fabrication processes and know-how directed to copper metallurgies and fluoro-silicate glass interlevel dielectrics, and related front end of line (FEOL) techniques, all for the fabrication of Bulk CMOS Integrated Circuits on 200mm wafers, as described in the Copper/Related FEOL Technology Documents and information disclosed to CHARTERED in the workshops set forth in
Section 2.

"Copper/Related FEOL Technology Documents" shall mean documents to be delivered by IBM to CHARTERED that provide information on Copper/Related FEOL Technology, as listed in Exhibit A, as such documents exist in IBM at the time the workshops set forth in Section 2.2 are held.

"Derivative Processes" means process technologies for semiconductor devices which process technologies use, modify or otherwise derive from the Copper/Related FEOL Technology or any element or portion thereof.

"Foundry Company" shall mean xxxxx.

"Foundry Product" shall mean a Integrated Circuit wherein all the following conditions are met: (i) the design, or masks and/or mask build data, for such Integrated Circuit product are provided to a Party from a Third Party; (ii) such Party played no substantial role in any phase of the design of such product; and
(iii) such Party is contractually bound to manufacture such product solely for, and to sell such product solely to, such Third Party or its distributor or other recipient solely for the benefit of such Third Party.

                        EXECUTION DRAFT November 26, 2002


"Integrated Circuit" means an integral unit formed on a semiconductor substrate including a plurality of active and/or passive circuit elements formed at least in part of semiconductor material.

"License Agreement" shall mean the terms and conditions of this License Agreement together with any exhibits, attachments and appendices hereto.

"Representative(s)" shall mean regular full time employees of a Party or a Party's Wholly Owned Subsidiary.

"Semiconductor Product" means a component that contains an Integrated Circuit on a single or multichip module that incorporates a means of connecting those Integrated Circuits with other electronic elements (active or passive) and/or means to make external electrical connections to such elements, but which excludes any means for a user to operate the functions therein (e.g., buttons, switches, sensors).

"Silicon-On-Insulator Wafer" or "SOI Wafer" shall mean a single-crystal silicon wafer bearing a horizontally-disposed isolating silicon dioxide (SiO2) layer, in turn bearing a single-crystal silicon layer or a polysilicon layer, which is separated from the underlying silicon by the silicon dioxide layer and in which one or more active or passive integrated circuit structures are formed.

"SOI Information" means any and all process methods, steps, and structures created on SOI Wafers and not on Bulk CMOS Integrated Circuits.

"Subsidiary" means a corporation, company or other entity:

     (a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a Party hereto, or

     (b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by a Party hereto, provided that in either case such entity shall be considered a Subsidiary, and shall be entitled to retain the licenses and other benefits provided by this Agreement to Subsidiaries, only so long as such ownership or control exists.

"Third Party" means an entity or entities other than the Parties or their Wholly Owned Subsidiaries.

"Wholly Owned Subsidiary" shall mean 1) a corporation, company or other entity:

                        EXECUTION DRAFT November 26, 2002


     (a) one hundred percent (100%) of whose outstanding shares or securities (such shares or securities representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a Party; or

     (b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, or other entity but one hundred percent of whose ownership interest representing the right to (i) make the decisions for such corporation, company or other entity, or (ii) vote for, designate, or otherwise select members of the highest governing decision making body, managing body or authority for such partnership, joint venture, unincorporated association or other entity is, now or hereafter, owned or controlled, directly or indirectly, by a Party;

     provided that in either case such entity shall be considered a Wholly Owned Subsidiary, and shall be entitled to retain the licenses and other benefits provided by this Agreement to Wholly Owned Subsidiaries, only so long as such ownership or control exists; or 2) a corporation, company or other entity:

     (c) at least seventy five percent (75%) of whose outstanding shares or securities (such shares or securities representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a Party; or

     (d) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, or other entity but at least seventy five percent (75%) of whose ownership interest representing the right to (i) make the decisions for such corporation, company or other entity, or (ii) vote for, designate, or otherwise select members of the highest governing decision making body, managing body or authority for such partnership, joint venture, unincorporated association or other entity is, now or hereafter, owned or controlled, directly or indirectly, by a Party provided, that in either case (c) or (d) above, (i) all of the remaining such ownership interest is solely owned or controlled, directly or indirectly, by one or more corporations, companies or other entities which are purely financial investors who are not engaged in the design, development, manufacture, marketing or sale of Semiconductor Products, and
     (ii) such entity shall be considered a Wholly Owned Subsidiary, and shall be entitled to retain the licenses and other benefits provided by this Agreement to Wholly Owned Subsidiaries, only so long as such ownership or control exists.

"$" and "Dollars" shall mean United States Dollars.

                        EXECUTION DRAFT November 26, 2002


SECTION 2 - TECHNOLOGY TRANSFER PROCEDURE

2.1  Each Party shall appoint a Technical Coordinator as follows:

     (i)  For CHARTERED: S.C. Sun

     (ii) For IBM: Scott Crowder

     The Technical Coordinators shall be responsible for supervising the training and technology transfer described in Section 2.2.

     The Parties agree that IBM shall provide two workshops for CHARTERED at which it will provide CHARTERED with tutorials on the Copper/Related FEOL Technology and the Copper/Related FEOL Technology Documents. The first of such workshops shall be a xxxxx workshop, held at CHARTERED's facilities in Singapore for xxxxx CHARTERED Representatives, such workshop to be completed on or about December 6, 2002. The second of such workshops shall be a xxxxx workshop, held at IBM's facility in East Fishkill, New York, USA, for xxxxx CHARTERED Representatives, such workshop to be completed on or about December 21, 2002; provided that in all cases such workshops shall be completed by December 31, 2002. The scope, purpose, and other specifics of the two workshops shall be as listed in Exhibit B

2.2 CHARTERED shall ensure that its attending Representatives are reasonably proficient in the English language. Each Party will require its Representatives to abide by the rules, regulations, and procedures established for on-site visitors at its facilities. Additionally, each Party shall be responsible for paying the costs of travel, lodging, and any other expenses incurred by their own Representatives in connection with the activities contemplated under this License Agreement, including the workshops, and CHARTERED shall be solely responsible, including the cost therefor, for the transfer and implementation, if any, of Copper/Related FEOL Technology in its own facilities as licensed below. The Parties agree that the technology transfer for Copper/Related FEOL Technology shall be deemed completed in full upon the provision of such workshops and the delivery of the Copper/Related FEOL Documents, and upon such completion IBM shall have no further obligation to provide any information, support, or training as to the Copper/Related FEOL Technology. CHARTERED shall be solely responsible for obtaining any and all regulatory approvals as may be required to utilize Copper/Related FEOL Technology at such facilities, and shall be solely responsible for the cost of equipment and consumables as may be required to utilize Copper/Related FEOL Technology at such facilities. IBM hereby confirms that as of the Effective Date the Copper/Related FEOL Technology disclosed pursuant to this Agreement does not require a license pursuant to United States export regulations for export to CHARTERED's facilities in Singapore.

                        EXECUTION DRAFT November 26, 2002


SECTION 3- LICENSE GRANT

3.1 IBM hereby grants to Chartered, under its trade secret, know-how, copyright, and mask work rights, xxxxx, license to use Copper/Related FEOL Technology for the purpose of researching, developing, engineering, manufacturing, using, operating, marketing, selling, servicing and otherwise disposing of Integrated Circuits and/or Semiconductor Products, including researching, developing, engineering, manufacturing, operating, servicing and otherwise using process technologies for semiconductor devices, and such license shall include the right to make derivatives of such information (including Derivative Processes) for such uses. In the case of copyrightable materials, such license includes the right to reproduce, create derivative works of, distribute, use, execute, and display and perform (publicly and otherwise) such copyrightable materials to the extent consistent with the provisions of Section 4. In the case of mask work rights, such license includes the right to use any process-related mask design information provided to CHARTERED (e.g. kerf test structures) and create derivative works thereof. CHARTERED shall have the right to sublicense its rights and shall have the right to have Third Parties exercise the licenses granted herein on behalf of CHARTERED under this Section 3.1, but such sublicensing is permitted only to the extent such sublicensing is consistent with Section 4. For the avoidance of doubt, CHARTERED shall have the same rights and obligations in and to Derivative Processes as it does for Copper/Related FEOL Technology hereunder.

3.2 IBM agrees to not unreasonably withhold the granting, upon request by CHARTERED or by a recipient to whom disclosure has been made pursuant to
     Section 4, of a non-exclusive license under IBM's patents, under reasonable and non-discriminatory terms and conditions, to the extent necessary for CHARTERED or such recipient to utilize the disclosed information for the purposes set forth in this Agreement.

3.3 CHARTERED shall be free to use and disclose the residuals of Copper/Related FEOL Technology for any purpose, including use in the development, manufacture, marketing, and maintenance of any products and services. The term "residuals" means that information in non-tangible form that may be mentally retained by those Representatives of a Party who have had access to Copper/Related FEOL Technology pursuant to this Agreement. For the avoidance of doubt, residuals includes solely those general aspects of Copper/Related FEOL Technology that become part of the knowledge base of such Representatives, and this Section 3.3 shall not be interpreted as permitting such Representatives to disclose specific aspects of such information other than as set forth in Sections 3 and 4 of this Agreement. The Parties agree that the receipt of Copper/Related FEOL Technology shall not create any obligation in any way limiting or restricting the assignment and/or reassignment of CHARTERED's Representatives within CHARTERED, its Wholly Owned Subsidiaries, or any Chartered Jointly Owned Facilities. For the avoidance of doubt, the foregoing residuals grant shall also apply to
     (i) employees of Chartered Jointly Owned

                        EXECUTION DRAFT November 26, 2002


     Facilities, and (ii) employees of other owners of such Chartered Jointly Owned Facilities; provided, however, that in the case of such employees of other owners of such Chartered Jointly Owned Facilities, disclosure of residuals shall be subject to Section 4.

3.4 No license or other right is granted herein by either Party to the other Party, directly or indirectly, by implication, estoppel or otherwise, with respect to any trade secrets, know-how, copyrights, mask works, patents, patent applications, utility models, or design patents except as expressly set forth in this Agreement, and no such license or other right shall arise from the consummation of this Agreement or from any acts, statements or dealings leading to such consummation. The Parties expressly understand and acknowledge that any patent license rights that may be required to carry out the licenses set forth in this Agreement are set forth in separate patent cross-license agreements between them.


SECTION 4 - CONFIDENTIAL INFORMATION

4.1 CHARTERED shall not disclose any CHARTERED confidential information to IBM pursuant to this License Agreement. The Copper/Related FEOL Technology information and Copper/Related FEOL Technology Documents, including all information provided to CHARTERED pursuant to the workshops set forth in
     Section 2.2 above, whether in tangible or intangible form, is the confidential information of IBM and all information disclosed by IBM shall be treated pursuant to this Section 4, whether a disclosure of such information is made orally, visually, or in writing.

4.2 Except as otherwise provided in this Agreement, with respect to such IBM confidential information, CHARTERED shall use the same efforts to avoid its publication or dissemination to Third Parties as it employs with respect to information of its own which it does not desire to be published or disseminated. This obligation of confidentiality shall terminate January 1, 2010. This obligation shall not, however, apply to any information that is:

     4.2.1 already in or comes into the possession of CHARTERED or its Subsidiaries without obligation of confidence;

     4.2.2 now, or hereafter becomes, publicly available without breach of this Agreement;

     4.2.3 rightfully received from Third Parties without obligation of confidence;

     4.2.4 independently developed by CHARTERED or its Subsidiaries;

     4.2.5 approved for release by written agreement of IBM; or

                        EXECUTION DRAFT November 26, 2002


     4.2.6 inherently disclosed in the use, lease, sale or other distribution of any available product or service or publicly available supporting documentation therefor by CHARTERED or any of its Subsidiaries.

4.3 CHARTERED's obligations with respect to such IBM confidential information as specified in Section 4.2, above shall not apply to any disclosure that is:

     4.3.1 in response to a valid order of a court or other governmental body of any country or group of countries or any political subdivision thereof; provided, however, that CHARTERED shall first have notified IBM and made a good faith effort to obtain a protective order requiring that the information and/or documents so disclosed be used only for the purposes for which the order was issued;

     4.3.2 otherwise required by law or securities regulations to which CHARTERED is subject; or

     4.3.3 reasonably necessary in order to establish CHARTERED's rights, provided that CHARTERED shall provide IBM with prior written notice, except notice shall not be required where CHARTERED is attempting to establish rights in a lawsuit under this Agreement against IBM.

4.4 CHARTERED shall have the right to disclose as specified in Section 3 any of its Wholly Owned Subsidiaries at any time; provided however, that such Wholly Owned Subsidiaries shall agree to be bound by terms consistent with those applicable to CHARTERED under this Section 4 and the survival of same pursuant to Section 7. Further, CHARTERED may authorize its Wholly Owned Subsidiaries to whom it has disclosed Copper/Related FEOL Technology pursuant to this Section 4.4 to exercise some or all of its rights to disclose Copper/Related FEOL Technology under and in accordance with this
     Section 4.

4.5 In addition to Wholly Owned Subsidiaries, subject to the remaining provisions of this Section 4.5 CHARTERED shall have the right to disclose to each of the Chartered Jointly Owned Facilities. CHARTERED may authorize Chartered Jointly Owned Facilities to whom it has disclosed Copper/Related FEOL Technology pursuant to this Section 4.5 to exercise some or all of its rights to disclose Copper/Related FEOL Technology under and in accordance with Sections 4.6, 4.7 and 4.8.

     4.5.1 xxxxx.

     4.5.2 xxxxx.

     4.5.3 xxxxx.

                        EXECUTION DRAFT November 26, 2002


     4.5.4 IBM shall have the following audit rights. IBM shall nominate three
           (3) independent auditors, from which CHARTERED shall select one, to conduct, with five (5) working days for all Chartered Jointly Owned Facilities except those described in Section 4.5.5, below, for which the time period shall be ten (10) working days prior notice to CHARTERED and no more frequently than semiannually for all Chartered Jointly Owned Facilities except those described in Section 4.5.5, below, for which the frequency shall be no more than once per year (or, at IBM's option, as frequently as once a quarter should an audit uncover a material noncompliance), an audit of the Chartered Jointly Owned Facility(ies) which have received Copper/Related FEOL Technology from CHARTERED to assure compliance with this Section 4.5. Such auditor shall enter into a confidentiality agreement with CHARTERED and/or with IBM (in which case the agreement would include a provision under which CHARTERED would be granted third party beneficiary status (or the equivalent under whatever law applies to the agreement) with an independent right to enforce the applicable provisions of such confidentiality agreement as they pertain to CHARTERED's confidential information) and shall not disclose to IBM any CHARTERED confidential information other than that necessary to understand any noncompliance situation. In the absence of a finding of noncompliance such auditor shall not be present at such Chartered Jointly Owned Facility for more than five (5) working days.

     4.5.5 In the case of Chartered Jointly Owned Facilities that exist as of the Effective Date (i.e. CHARTERED's Fab 5 and Fab 6), information that would disclose detailed aspects of the Copper/Related FEOL Technology, including but not limited to process recipes, tool settings, specific process flows, or manufacturing process specifications, shall only be disclosed to those CHARTERED employees and employees of such Chartered Jointly Owned Facility (including those who may have been employees of one of the other owners) that in CHARTERED's opinion and sole discretion have a need to know for purposes of carrying out their duties in such Chartered Jointly Owned Facility. The foregoing information shall not be transferred to other owners(s) of such Chartered Jointly Owned Facilities, employees of such other owner(s) (except as set forth in the following sentence), or any other Third Party. Without limiting the foregoing, the Parties agree that incidental access to general aspects of Copper/Related FEOL Technology (e.g. as part of normal operational briefings) by employees of such other owner(s) that are otherwise resident at or assigned to such Chartered Jointly Owned Facility shall not be considered a breach of this Section 4.5.5.

     4.5.6 In the case of Chartered's Fab 7 Facility if it becomes a Chartered Jointly Owned Facility, the following shall apply in the event that CHARTERED installs a 130nm 300mm Bulk CMOS logic manufacturing process that

                        EXECUTION DRAFT November 26, 2002


           embodies any portions of, or is a Derivative Process of, the Copper/Related FEOL Technology:

           4.5.6.1 Other than Chartered, xxxxx (however, CHARTERED may add xxxxx with the prior written consent of IBM, which consent shall not be unreasonably withheld) (none of which are xxxxx, as defined below) may be co-owners with CHARTERED in Chartered's Fab 7 Facility.

                         (a) Provided, however, that the foregoing restriction
                   shall apply only if employees of a xxxxx are present and have access to or are exposed to 130nm 300mm Bulk CMOS logic manufacturing process that embodies any portions of or is a Derivative Process of, the Copper/Related FEOL Technology (except as otherwise permitted pursuant to Sections 4.6, 4,7 and 4.8) at such Chartered Jointly Owned Facility.

                         (b) For purpose of this Section 4.5.6, xxxxx means a
                   Third Party who has a xxxxx percent or greater ownership interest or control, directly or indirectly, of xxxxx; provided, however, that xxxxx does not include xxxxx and the restrictions set forth in Sections 4.5.6.1, 4.5.6.2 and
                   4.5.6.4 shall not apply to any such parties.

          4.5.6.2 CHARTERED agrees that the access or exposure provided to the xxxxx employees described in Section 4.5.6.1 (a), above, shall be limited to that necessary, in CHARTERED's reasonable opinion in order to carry out their responsibilities in such Chartered Jointly Owned Facility. Such employees of xxxxx shall have no right to take any portions of the Copper /Related FEOL Technology (other than residuals as defined in Section 3.3, which shall still be considered confidential and subject to Section 4) outside the Chartered Jointly Owned Facility.

          4.5.6.3 Other than as set forth in Section 4.5.6.2, information that would disclose detailed aspects of the Copper/Related FEOL Technology, including but not limited to process recipes, tool settings, specific process flows, or manufacturing process specifications, shall only be disclosed to those CHARTERED employees and employees of such Chartered Jointly Owned Facility (including those who may have been employees of one of the other owners) that in CHARTERED's opinion and sole discretion have a need to know for purposes of carrying out their duties in such Chartered Jointly Owned Facility. The foregoing information shall not be transferred to other owners(s) of such Chartered Jointly Owned Facilities, employees of such other owner(s) (except as set forth in the

                        EXECUTION DRAFT November 26, 2002


                  following sentence) or any other Third Party. Without limiting the foregoing, the Parties agree that incidental access to general aspects of Copper/Related FEOL Technology (e.g. as part of normal operational briefings) by employees of such other owner(s) that are otherwise resident at or assigned to such Chartered Jointly Owned Facility shall not be considered a breach of this Section 4.5.6.3.

          4.5.6.4 Chartered shall secure a written agreement with such xxxxx that are co-owners pursuant to Section 4.5.6.1, by which the other owner agrees that it will abide by the applicable provisions of this Section 4.5.

     4.5.7 Should a Chartered Jointly Owned Facility cease to retain the licenses and other benefits provided by this Agreement for any reason, including by virtue of a) a reduction in the ownership percentage of the owning Party or b) a failure to abide by the provisions of this Section 4.5, such entity shall retain such licenses notwithstanding such license cessation for a period of time as may be required to enable such entity to fulfill any purchase orders or other legally binding commitments existing as of the date of such license cessation, but such period of time shall not exceed xxxxx. As soon as reasonably practicable after such ownership change, such entity shall indicate in its web sites and other marketing communications channels that it shall no longer offer products made utilizing the rights licensed hereunder. After the date of such license cessation such entity will not (unless otherwise authorized by IBM) enter into any new supply or other commitments that would require the exercise of rights granted to it by IBM under this
           Section 4.5.

4.6 CHARTERED shall have the right (in addition to its other rights under this Section 4) to disclose those aspects of Copper/Related FEOL Technology to contractors, suppliers, and consultants as may be reasonably necessary, solely for the purpose of enabling such Third Parties to assist CHARTERED in exercising its rights under this Agreement. By way of example and not limitation, examples of the general types of information the Parties agree are "reasonably necessary" for disclosure to such contractors, suppliers, and consultants are as follows:

     4.6.1 specifications for masks, materials, chemicals, consumables and/or equipment, to contractors or suppliers;

     4.6.2 process information as required to have equipment maintained, to tool vendors; and

     4.6.3 equipment lists and simple process flow information (excluding detailed process flow information or detailed process specifications), as necessary in order to enable installation of Copper/Related FEOL Technology.

                        EXECUTION DRAFT November 26, 2002


     Such disclosures cannot be made without a written agreement between the CHARTERED and the recipient Third Party that, at a minimum, shall have a term of confidentiality consistent with that set forth herein and that shall limit such recipient's use of such information in accordance with the terms and conditions consistent with those set forth herein.

4.7 CHARTERED shall have the right (in addition to its other rights under this Section 4) to disclose those aspects of Copper/Related FEOL Technology to customers, design service providers, and electronic design and automation
     (EDA) vendors and providers of circuit designs or libraries (such as providers of cores and other IP blocks) as may be reasonably necessary, solely for the purpose of enabling such Third Parties to assist CHARTERED in exercising its rights under this Agreement. By way of example and not limitation, examples of the general types of information the Parties agree are "reasonably necessary" for disclosure to such customers, design service providers, electronic design and automation (EDA) vendors and circuit design providers are as follows:

     4.7.1 Process roadmap and deployment schedule for implementation of a CHARTERED fabrication process, that includes all or portions of the Copper/Related FEOL Technology, in the permitted facilities set forth elsewhere in this Section 4;

     4.7.2 Time schedule for development of device model library, and SPICE parameters;

     4.7.3 Design rules for CHARTERED's fabrication process(es) that include(s) all or portions of the Copper/Related FEOL Technology; and

     4.7.4 Simplified process flow information (indicative of rough number of process and mask steps and excluding detailed process flow information and detailed process specifications).

     In addition, CHARTERED may disclose and sublicense (in addition to its other rights under this Section 4) to EDA vendors and circuit design or library providers information of the type set forth in subsection 4.7.1 through 4.7.4 where such disclosure and sublicense will directly or indirectly enable or benefit CHARTERED's foundry business in connection with the manufacture and sale of wafers, acknowledging that such Third Parties may license for their own benefit the resultant EDA software and/or cores or IP blocks to parties other than Chartered.

     Such disclosures cannot be made without a written agreement between CHARTERED and the recipient that, at a minimum, shall have a term of confidentiality consistent with that set forth herein that limits such recipient's use

                        EXECUTION DRAFT November 26, 2002


     of such information in accordance with terms and conditions consistent with those set forth herein.

4.8 CHARTERED shall have the right (in addition to its other rights under this Section 4) to disclose such aspects of Copper/Related FEOL Technology to its customers as may be reasonably necessary, solely for the purpose of enabling CHARTERED to develop a Derivative Process for the manufacture of Semiconductor Products solely for such customer and to manufacture Semiconductor Products solely for such customer. The resultant Derivative Process may be used by CHARTERED to manufacture semiconductor products for future customers, but such future customers will not get any access to any of the Copper/Related FEOL Technology except as otherwise set forth in this
     Section 4.8. By way of example and not limitation, examples of the general types of information the Parties agree are "reasonably necessary" for disclosure to such customers for such purposes are as set forth in Section 4.7.

     Such disclosures cannot be made without a written agreement between CHARTERED and the recipient that, at a minimum, shall have a term of confidentiality consistent with that set forth herein, and that limits such recipient's use of such information in accordance with terms and conditions consistent with those set forth herein.

4.9 CHARTERED shall have the right (in addition to its other rights under this Section 4) to disclose those aspects of Copper/Related FEOL Technology as may be installed in a CHARTERED semiconductor logic process technology, as part of a license to substantially the entirety of such CHARTERED semiconductor logic process technology to any Third Party, for any purpose, at any time after xxxxx. Such disclosures cannot be made without a written agreement between such Third Party and CHARTERED that, at a minimum, shall have a term of confidentiality consistent with that set forth in this Agreement.


SECTION 5 - CHARTERED PAYMENTS TO IBM

5.1 As consideration for the rights, licenses to use and disclosure rights granted pursuant to Sections 3 and 4 above, the workshops, and delivery of the Copper/Related FEOL Technology and Copper/Related FEOL Technology Documents pursuant to Section 2, above, CHARTERED shall pay IBM a non-refundable fee of xxxxx in accordance with the following schedule. CHARTERED agrees to accept this agreement as an invoice from IBM for the amounts specified:

     xxxxx

5.2 CHARTERED shall be liable for interest on any overdue payment under this Agreement commencing on the date such payment becomes due at an annual rate

                        EXECUTION DRAFT November 26, 2002


     equal to xxxxx. If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefor is being asserted, the interest rate shall be deemed reduced to such maximum legal rate.

5.3 Each Party shall bear and pay all taxes (including, without limitation, sales and value added taxes but excluding income tax as specified below) applicable to such Party, including those imposed by its own national government, or any political subdivision thereof, as the result of the existence of this Agreement or the exercise of rights hereunder. If either Party ("payer") is required by its national government to withhold or deduct income taxes on behalf of the other Party in respect of the payments made by it to the other Party, payer may deduct such income tax from the payment due and furnish the other Party within a reasonable time after the payer's receipt of tax certificates from the applicable government entity, such original certificates and other evidence of deduction and payment as the other Party may properly require. CHARTERED will provide reasonable assistance to IBM to seek an exemption of withholding taxes under the appropriate section(s) of the Income Tax Act of Singapore or the Economic Expansion Incentive (Relief from Income Tax) Act and if CHARTERED is the appropriate party to do so, CHARTERED will apply in a timely manner for such an exemption. CHARTERED shall make a timely application for the tax exemption and the application will cover all payments made for this license.

     If at the time of payment, CHARTERED has not received notice of allowance of exemption from the appropriate governmental authority, CHARTERED will withhold from the payment the applicable withholding tax. CHARTERED will provide IBM with the applicable tax certificates and will assist IBM in filling for a withholding tax refund in the event that an exemption is granted. IBM shall provide assistance, as required, to Chartered, to complete the necessary forms required for the application for such exemption of withholding tax.

5.4 All payments shall be made by wire transfer to the IBM account listed below; shall be free of all banking charges; and shall be paid in Dollars:

                   IBM Corporation
                   Director of Licensing
                   The Bank of New York
                   One Wall Street
                   New York, New York 10286
                   Account No. 890-0209-674
                   ABA Routing No. 0210-0001-8
                   (315) 765-4207

     Include the following sentence in the wire detail: "This payment is under
     Section 5 for the Technology License Agreement, License Ref No.: L024359."

                        EXECUTION DRAFT November 26, 2002


SECTION 6 -  WARRANTY DISCLAIMER

IBM hereby represents that, as of the Effective Date, to the present knowledge of the Microelectronics Division Counsel, IP Law, there are no written notice of infringement of any copyright, mask work, or trade secret that have been received from a Third Party that are applicable to the Copper/Related FEOL Technology as it exists as of the Effective Date.

Except as otherwise expressly set forth above, all items furnished by IBM to CHARTERED under this Agreement will be produced or provided by IBM in the same manner as it produces or provides such items for its own use and will be furnished on an "AS IS" BASIS WITHOUT WARRANTY OF ANY KIND, including, without limitation, i) any warranty that the Copper/Related FEOL Technology will be free of Third Party claims of infringement of patents, copyrights, TRADE SECRET, or mask work rights and ii) ANY IMPLIED WARRANTIES OR TERMS OF MERCHANTABILITY AND FITNESS OR USE FOR A PARTICULAR PURPOSE.


SECTION 7 - TERM AND TERMINATION

7.1 This License Agreement shall be in effect from the Effective Date and, unless otherwise terminated pursuant to this Section 7, shall survive.

7.2 Either Party shall have the right to immediately terminate this Agreement by giving written notice of termination to the other Party if other Party
     1) permanently ceases doing business; 2) is adjudged bankrupt or insolvent or files a petition for bankruptcy; 3) goes into liquidation; or 4) has anything analogous to any of the foregoing occur under the laws of Singapore.

7.3 If either Party to this Agreement fails to perform or violates any material obligation of this Agreement, then, upon thirty (30) days written notice to the breaching Party specifying such failure or violation (the "Default Notice"), the non-breaching Party may terminate this Agreement, without liability, unless:

     The failure or violation specified in the Default Notice has been cured within a thirty (30) day period; or

     The failure or violation reasonably requires more than thirty (30) days to correct (specifically excluding any failure to pay money), and the breaching Party has begun substantial corrective action to remedy the failure or violation within such thirty (30) day period and diligently pursues such action, in which event, termination shall not be effective unless sixty (60) days has expired from the date of the Default Notice without such corrective action being completed and the failure or violation remedied.

                        EXECUTION DRAFT November 26, 2002


7.4  Notwithstanding any provision to the contrary elsewhere in this Agreement,
     (a) if IBM terminates this Agreement as a result of a material breach of this Agreement that is caused by Representative(s) of CHARTERED who engaged in any gross and/or willful misconduct that resulted in such material breach and such material breach results in substantial harm to IBM or (b) if IBM terminates this Agreement as a result of a material breach of the confidentiality obligations of Section 4, which results in substantial harm to IBM, IBM shall have the right to terminate the disclosure rights and licenses granted to CHARTERED pursuant to Sections 3 and 4, respectively. Provided however that an intentional material breach of the confidentiality obligations of Section 4 by an employee of CHARTERED acting outside the scope of his/her employment (i.e., acting without either the knowledge of or the actual or implied consent of such employee's management) shall not constitute a cause for termination of the disclosure rights and licenses. If such disclosure rights and licenses are terminated, CHARTERED shall immediately return to IBM, or destroy, any documentation or materials provided by IBM embodying Copper/Related FEOL Technology, and such return or destruction shall be certified to IBM, in writing, by an officer of Chartered. Notwithstanding any such termination of licenses and disclosure rights to Chartered, the rights granted by CHARTERED to Third Parties (excluding Chartered Jointly Owned Facilities) shall survive and remain in full force and effect. Notwithstanding the provision in Section 10.3 allowing a Party to institute a proceeding seeking a preliminary injunction, a temporary restraining order, or other equitable relief without first engaging the dispute resolution process, termination of licenses in accordance with this Section 7.4 shall be subject to the dispute resolution processes set forth in Section 10.3, and termination shall not be effective until such dispute resolution process is completed.

7.5 In the event this License Agreement is terminated by IBM, the following provisions shall survive and remain in full force and effect: Sections 1, 3.3, 4.1, 4.2, 4.3, 5, 6, 7, 8, 9, and 10.

7.6 In the event that this Agreement terminates for any reason other than by IBM for breach by CHARTERED that is uncured or pursuant to Section 7.2, in addition to any other rights or remedies available to CHARTERED, CHARTERED's obligation to pay further installments of the fee in Section
     5.1 from the point of termination shall cease and the license and disclosure rights set forth in Section 3 and 4, respectively, to CHARTERED shall survive.


SECTION 8 - NOTICES AND OTHER COMMUNICATIONS

8.1 Any notice or other communication required or permitted to be given to a Party pursuant to this License Agreement shall be sent to such Party by facsimile or by registered airmail, postage prepaid, addressed to it at its address set forth below, or to such other address as it may designate by written notice given to the other

                        EXECUTION DRAFT November 26, 2002


     Parties. Any such notice or other communication shall be effective on the date of receipt. The addresses are as follows:

     8.1.1  In the case of IBM:

            Director of Licensing
            IBM Corporation
            North Castle Drive, MD-NC119
            Armonk, NY 10504-1785
            United States of America
            Facsimile: +01-914-765-4380

            With a copy to:

            IBM Corporation
            Drop 92B
            2070 Route 52
            Hopewell Junction, NY 12533
            Fax: 845-892-5358
            Attention: Associate General Counsel, Microelectronics Division

     8.1.2  In the case of CHARTERED:
            Chartered Semiconductor Manufacturing Ltd
            60 Woodlands Industrial Park D
            Street 2,
            Singapore 738406
            Fax: +65 63604970
            Attention: Legal Department

8.2 The License Reference Number specified above should be included in all communications including wire transfer payments, royalty reports, letters, faxes and e-mail messages.


SECTION 9 - LIMITATION OF LIABILITY

9.1 In no event shall either Party (or its Subsidiaries) be liable to the other Parties for incidental damages, special damages, punitive damages, lost profits, lost savings or any other such damages, including consequential damages, regardless of whether the claim is for breach of contract, breach of warranty, tort (including negligence), failure of a remedy to accomplish its purpose or otherwise, even if such Party (or any Subsidiary) has been advised of the possibility of such damages.

9.2 In no event shall either Party's (or its respective Subsidiaries') aggregate liability to the other Party (for direct damages or otherwise) in connection with any claim

                        EXECUTION DRAFT November 26, 2002


     or claims relating to or arising under this Agreement exceed the amount of XXXXX, regardless of the form of action. This limitation will not apply to any claim for payment of a sum or sums properly due under this Agreement for which the maximum amount of liability shall not exceed the total amount of payments set forth in Section 5.1 plus interest as set forth in Section
     5.2. In addition, neither dollar limitation shall apply to (i) breach of the confidentiality obligations set forth in Section 4; or (ii) death, personal injury or physical damage to real property or tangible personal property resulting from a Party's own gross negligence, including that of its employees, agents or subcontractors.

9.3 Nothing contained herein shall limit any Parties' right to seek a preliminary injunction, temporary restraining order or any other equitable relief in order to avoid material harm to its property, rights or other interests.

9.4 In no event shall either Party (or its respective Subsidiaries) be liable for any damages claimed by any other Party based on any Third Party claim, except as specifically set forth in Section 9.2 (ii) above.


SECTION 10 - GENERAL

10.1 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of either Party hereto (including any contraction, abbreviation or simulation of any of the foregoing); and each Party hereto agrees not to disclose to other than its Subsidiaries the terms and conditions of this Agreement without the express written consent of the other Parties, except as may be required by law or government rule or regulation, having provided the other Party with prior written notice of such disclosure and having made a reasonable effort to limit such disclosure to the minimum required and obtaining a protective order requiring that the information and/or documents so disclosed be used only for the purposes for which such disclosure is required. Notwithstanding the foregoing, 1) the Parties shall be permitted to disclose a summary of pertinent Sections of this Agreement that are reasonably necessary for disclosing and/or licensing under this Agreement, and 2) each Party shall be permitted to disclose pertinent Sections of this Agreement, in confidence (consistent with treatment of such Party's own comparable confidential information), to such Party's accountants, banks and financing sources and other similar business advisors and to appropriate regulatory authorities for purposes of seeking tax exemptions and applying for research grants.


10.2 This Agreement shall be construed, and the legal relations created herein between the Parties shall be determined exclusively, in accordance with the laws of the United States of America and, specifically, the State of New York, without regard

                        EXECUTION DRAFT November 26, 2002


     to conflicts of law, as if said Agreement were executed in, and fully performed within, the State of New York. Any proceeding to enforce, or to resolve disputes relating to, this Agreement shall be brought exclusively before a court of competent jurisdiction in the State of New York, including a Federal District Court, sitting within such State, or in the Republic of Singapore or the US International Trade Commission. The Parties hereby irrevocably consent to jurisdiction in such court, and hereby expressly waive any right to a jury trial and agree that any proceeding hereunder shall be tried by a judge without a jury. In any proceedings neither Party shall assert that such court lacks jurisdiction over it or the subject matter of the proceeding.

10.3 In the event of any dispute under this License Agreement, and as a condition precedent to a Party filing suit, instituting a proceeding or seeking other judicial or governmental resolution in connection therewith (except for any suit, proceeding, or judicial or governmental resolution instituted under Section 9.3), the Parties will attempt to resolve such dispute by referring the issues for resolution to executives from each Party of at least the title of vice president. Neither Party shall file suit, institute a proceeding or seek other judicial or governmental resolution of the dispute until at least sixty (60) calendar days after the first meeting between such executives. Excepting only that a Party may institute a proceeding seeking an order for a preliminary injunction, temporary restraining order, or other equitable relief, if necessary in the opinion of that Party to avoid material harm to its property, rights or other interests, before commencing or at any time during the course of, the dispute procedure in this Section 10.3.

10.4 Neither Party shall assign any of its rights or obligations under this Agreement without prior written consent of the other Party. Any attempted such assignment without such permission shall be null and void. Except that IBM may assign or transfer its rights to receive payment hereunder to any party upon written notice to CHARTERED and either Party may assign or transfer any of its rights and obligations to a Wholly Owned Subsidiary upon written notice to the other Party, provided that the assigning or transferring Party agrees that such assignee or transferee will remain (and it does remain) a Wholly Owned Subsidiary of such Party; however, such Wholly Owned Subsidiary shall be capable of performing either directly or indirectly all the obligations of the assigning Party set forth in Agreement and the assigning Party shall guarantee the performance of such Wholly Owned Subsidiary.

10.5 No actions, regardless of form, arising out of this Agreement may be brought by either Party more than two (2) years after the cause of action has arisen.

10.6 Each Party shall be responsible for compliance with all applicable laws, regulations and ordinances. In addition, neither Party nor any of its agents or employees acting on behalf of said Party will export or re-export any confidential information of the other Party, or any process, product or service that is produced

                        EXECUTION DRAFT November 26, 2002


      as a result of the use of such confidential information, to any country specified in the applicable laws and regulations of, Singapore or the United States as a prohibited destination, without first obtaining the relevant government's approval, if required. Upon request, each Party will advise the other of the countries then specified as prohibited destinations.

10.7 Neither this Agreement nor any activities hereunder shall impair any right of either Party to design, develop, manufacture, sell, market, service, or otherwise deal in, directly or indirectly, manufacturing processes, products or services developed by such Party completely independent of this Agreement, including those which are competitive with those offered by either Party. Subject to the confidentiality and license limitations set forth in this Agreement, each Party may pursue activities independently with any Third Party even if similar to the activities under this Agreement.

10.8 Each Party is an independent contractor and not an agent, employee or fiduciary of the other Party for any purpose whatsoever. Neither Party shall make any warranties or representations on behalf of the other Party, nor shall it assume or create any other obligations on any other's behalf. Nothing herein shall be taken to constitute a partnership or joint venture between the Parties hereto.

10.9 Press releases and other like publicity or advertising relating to this Agreement and/or which mentions any other Party by name shall be agreed upon by the Parties in writing prior to any release, such agreement not to be unreasonably withheld.

10.10 If any section or subsection of this Agreement is found by competent judicial authority to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of any such section or subsection in every other respect and the remainder of the terms of this Agreement shall continue in effect so long as the amended Agreement still expresses the intent of the Parties. If the intent of the Parties cannot be preserved, the Agreement shall be renegotiated with the Parties substituting for any invalid or unenforceable provision a valid or enforceable provision that achieves to the greatest extent possible the same effect as would have been achieved by the invalid or unenforceable provision.

10.11 Any waiver by either Party of any breach of, or failure to enforce at any time, any of the provisions of any of this Agreement, shall not be construed as or constitute a continuing waiver of such provision, or a waiver of any other provision of this Agreement, nor shall it in any way affect the validity of any of this Agreement or any part thereof, or the right of either Party thereafter to enforce each and every provision of any of this Agreement.

10.12 This Agreement will not be binding upon the Parties until it has been signed herein below by or on behalf of each Party in which event it shall be effective as of the Effective Date. This Agreement constitutes the entire agreement between

                        EXECUTION DRAFT November 26, 2002


      the Parties with respect to the subject matter hereof and shall supersede all previous communications, representations, understandings and agreements, whether oral or written, made in the course of discussions and/or negotiations between the Parties or any officer or representative thereof with respect to the subject matter of this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed on behalf of each of such Parties by their respective representatives thereunto duly authorized. The requirement of written form may only be waived in writing.

10.13 This Agreement may be executed in counterparts, each of which shall be deemed an original, but each of which together shall constitute one and the same agreement. Any signed copy of this Agreement made by reliable means (e.g., photocopy or facsimile) is considered an original.

10.14 The terms and conditions of this Agreement are intended solely for the benefit of each Party and their permitted successors and/or assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other person or entity.

                        EXECUTION DRAFT November 26, 2002


IN WITNESS WHEREOF, the Parties hereto have caused this License Agreement to be executed by their duly authorized representatives as of the date written above.

CHARTERED SEMICONDUCTOR MANUFACTURING                         INTERNATIONAL BUSINESS MACHINES
LIMITED                                                       CORPORATION


By: /s/ Chia Song Hwee                                        By: /s/ Dr John Kelly, III
    ---------------------------------                             -------------------------------
Name:  Chia Song Hwee                                         Name:  Dr. John Kelly, III
Title: President and CEO                                      Title: Senior Vice President and
                                                                     Group Executive, Technology Group



Date:                                                         Date:
      -------------------------------                               -----------------------------

                        EXECUTION DRAFT November 26, 2002


                                    EXHIBIT A

           130NM COPPER/FSG AND RELATED FEOL TECHNOLOGY DOCUMENTATION


ALL DOCUMENTS LISTED BELOW ARE CURRENT 130NM CU/FSG AND RELATED FEOL DOCUMENTS UNLESS OTHERWISE NOTED.

xxxxx

                        EXECUTION DRAFT November 26, 2002


                                    EXHIBIT B
                       Scope and Purpose of Each Workshop


Workshop 1 (before December 6, 2002) xxxxx (Singapore)

Items to be covered:

     xxxxx


WORKSHOP 2 (BEFORE DECEMBER 21, 2002) XXXXX (FISHKILL)

Items to be covered:

     xxxxx

                        EXECUTION DRAFT November 26, 2002


     xxxxx

                        EXECUTION DRAFT November 26, 2002


     xxxxx

                                 Page 26 of 26